Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and between
VIEWPOINT FINANCIAL GROUP, INC.

and

HIGHLANDS BANCSHARES, INC.
Dated as of December 8, 2011

i

TABLE OF CONTENTS (Cont.)

TABLE OF CONTENTS (Cont.)

INDEX OF DEFINED TERMS

Definition	Section
Acceptable Confidentiality Agreement	6.8	(b)
Acquisition Proposal	6.8	(e)
Action	3.15
Agreement	Preamble
Articles of Merger	1.2
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3	(a)
Cancelled Shares	1.4	(c)
Certificate	1.4	(b)
Change in Recommendation	6.8	(c)
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2	(e)
Covered Employees	6.5	(a)
Derivative Transaction	3.21	(b)
Disclosure Schedule	9.11
Dissenting Shares	1.4	(e)
DPC Common Shares	1.4	(c)
Effective Time	1.2
Environmental Law	3.17	(b)
EPCRS Controlled Group Liability	3.11	(b)
ERISA	3.11	(a)
ERISA Affiliate	3.11	(d)
Exchange Act	3.5	(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4	(b)
FHLB	3.2	(c)
FNB	1.8
FNB Call Reports	3.6	(b)
Form S-4	3.4
FRB	3.4
GAAP
Governmental Entity	3.4
Hanigan Employment Agreement	Recitals
Hazardous Substance	3.17	(c)
Highlands	Preamble
Highlands Benefit Plans	6.5	(b)
Highlands Board Recommendation	6.3
Highlands Board Confidential Matters	6.2	(d)
Highlands Charter	3.1	(b)
Highlands Bylaws	3.1	(b)
Highlands Common Stock	1.4	(b)
Highlands Confidential Information	6.8	(a)
Highlands Financial Statements	3.6	(a)
Highlands Individuals	6.8	(a)
Highlands Insiders	6.7
Highlands Insurance Policies	3.25
Highlands Material Contract	3.9	(a)
Highlands Non-Voting Common Stock	1.4	(b)
Highlands Regulatory Agreement	3.8	(b)
Highlands Representatives	6.8	(a)

INDEX OF DEFINED TERMS (Cont.)

Definition	Section
Highlands Shareholder Approval	3.3	(a)
Highlands Shareholder Meeting	6.3
Highlands Shareholder Meeting Notice Date	6.3
Highlands Stock Option	1.5	(a)
Highlands Stock Plan	1.5	(a)
Highlands Voting Common Stock	1.4	(b)
Highlands Warrant	1.5	(b)
Highlands Warrant Agreement	1.5	(b)
HSR Act	3.4
Indemnified Parties	6.6	(a)
Intellectual Property	3.19	(b)
Intervening Event	6.8	(e)
IRS	3.11	(a)
Letter of Transmittal	2.3	(a)
Liens	3.2	(c)
Material Adverse Effect	3.7	(a)
Merger	Recitals
Merger Consideration	1.4	(b)
Nasdaq	2.3	(f)
OCC	3.4
Parties.	Preamble
PBGC	3.11	(e)
Permits BHC Act. FDIC	3.8	(a)
Person	3.2	(c)
Previously Disclosed	9.11
Proxy Statement	3.4
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1	(e)
Rights	3.2	(a)
Sarbanes-Oxley Act	4.5	(b)
SEC	3.4
Securities Act	3.2	(a)
SRO	3.4
Subsidiary
Superior Proposal	6.8	(e)
Surviving Bank	1.8
Surviving Company.	Recitals
Tax Returns	3.23	(k)
Taxes	3.23	(j)
TBOC	1.4	(e)
Termination Fee	8.4	(a)
Trust Account Common Shares	1.4	(c)
ViewPoint	Preamble
ViewPoint Benefit Plans	4.10	(h)
ViewPoint Board Confidential Matters	6.2	(e)
ViewPoint Bylaws	4.1	(b)
ViewPoint Charter	4.1	(b)
ViewPoint Common Stock	1.4	(a)
ViewPoint Insurance Policies	4.23
ViewPoint Regulatory Agreement	4.8	(b)
ViewPoint SEC Reports	4.5	(b)
Voting Agreement	Recitals
Voting Debt	3.2	(a)

v

AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2011 (this “Agreement”), by and between ViewPoint Financial Group, Inc., a Maryland corporation (“ViewPoint”), and Highlands Bancshares, Inc., a Texas corporation (“Highlands”, and together with ViewPoint, the “Parties”).
RECITALS
A. The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Highlands will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, ViewPoint (the “Merger”), with ViewPoint as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).
B. As a condition to the willingness of ViewPoint to enter into this Agreement, all of the directors and certain other shareholders of Highlands have agreed to enter into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with ViewPoint, pursuant to which each such director and other shareholder has agreed, among other things, to vote all of the Voting Common Stock of Highlands owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement.
C. The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).
D. On or prior to the date hereof, Kevin J. Hanigan and ViewPoint have entered into an employment agreement (the “Hanigan Employment Agreement”) that will become effective as of the Effective Time.
E. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I
THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law or Business Organization Code of the states of incorporation or formation of ViewPoint and Highlands, at the Effective Time, Highlands shall merge with and into ViewPoint. ViewPoint shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the state of incorporation of ViewPoint. As of the Effective Time, the separate corporate existence of Highlands shall cease.
1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and ViewPoint shall cause to be filed with the applicable Department or Secretary of State of the states of incorporation or formation of Highlands and ViewPoint, a certificate or articles of merger as provided in the General Corporation Law or Business Organization Code of each state (the “Articles of Merger”). The Merger shall become effective at such time as the last of the Articles of Merger are filed in the state of incorporation of ViewPoint or Highlands, or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the General Corporation Law and Business Organization Code of the states of incorporation of Highlands and ViewPoint.
1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Highlands, ViewPoint or the holders of any of the following securities:
(a) Each share of common stock, par value $.01 per share, of ViewPoint (“ViewPoint Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company.
(b) Subject to Sections 1.4(c), 1.4(d) and 1.4(e), all shares of the Voting Common Stock of Highlands, no par value, (the “Highlands Voting Common Stock”), and the Non-Voting Common Stock of Highlands, no par value (the “Highlands Non-Voting Common Stock” and, together with the Highlands Voting Common Stock, the “Highlands Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and any Dissenting Shares (as defined Section 1.4(e)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.6636 (the “Exchange Ratio”) of a share of ViewPoint Common Stock (the “Merger Consideration”). All of the shares of Highlands Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Highlands Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Highlands Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Highlands Common Stock become entitled in accordance with Section 2.3(c).
(c) All shares of Highlands Common Stock that are owned by Highlands or ViewPoint (other than shares of Highlands Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Highlands Common Stock held, directly or indirectly, by Highlands or ViewPoint in respect of a debt previously contracted (any such shares, “DPC Common Shares”) (any such shares, the “Cancelled Shares”)) shall be cancelled and shall cease to exist and no stock of ViewPoint or other consideration shall be delivered in exchange therefor.
(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of ViewPoint Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Highlands Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration and the Exchange Ratio, subject to further adjustment in accordance with this sentence.

(e) Notwithstanding anything in this Agreement to the contrary, shares of Highlands Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.356 of the Texas Business Organizations Code (the “TBOC”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 10.351 to 10.368 of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10.366 of the TBOC and this Section 1.4(e)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Highlands Common Stock under the TBOC. If any shareholder dissenting pursuant to Section 10.366 of the TBOC and this Section 1.4(e) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Highlands Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Highlands Common Stock, in accordance with Section 1.4(b), without any interest thereon. Highlands shall give ViewPoint (i) prompt notice of any written notices to exercise dissenter’s rights in respect of any shares of Highlands Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by Highlands relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Highlands shall not, except with the prior written consent of ViewPoint, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Highlands Common Stock for which dissenter’s rights have been perfected shall be returned to ViewPoint upon demand.
1.5 Stock Options and Warrants.
(a) Prior to the Effective Time, Highlands shall cause all outstanding and unexercised options to purchase shares of Highlands Common Stock (each, a “Highlands Stock Option”) awarded under the Highlands Amended and Restated 2006 Long-Term Incentive Plan (the “Highlands Stock Plan”) to be canceled. In the case of (i) out-of-the-money Highlands Stock Options, no payment will be made to the holder for cancelation and (ii) in the case of in-the-money Highlands Stock Options, Highlands shall make payment for cancelation as provided in Section 3.06 of the Highlands Stock Plan.
(b) All outstanding and unexercised warrants to purchase shares of Highlands Common Stock (each, a “Highlands Warrant”) awarded pursuant to Highlands Amended and Restated Warrants dated September 29, 2006 (each a “Highlands Warrant Agreement”) shall, at the Effective Time, become null and void as provided in Section 1.2 of each Highlands Warrant Agreement and no rights of subsequent exercise shall be available under each Highlands Warrant Agreement.

(c) ViewPoint shall not assume any outstanding Highlands Stock Options or Highlands Warrants or the Highlands Stock Option Plan or the Highlands Warrant Agreements; and none of the outstanding Highlands Stock Options or Highlands Warrants shall be converted to, or represent rights to acquire, ViewPoint Common Stock.
1.6 Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles or certificate of incorporation of ViewPoint in effect immediately prior to the Effective Time, shall be the articles or certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of ViewPoint, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.7 Directors and Officers. Subject to applicable law, the directors of ViewPoint immediately prior to the Effective Time, together with Kevin Hanigan and Bruce Hunt, shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, ViewPoint shall cause Kevin Hanigan and Bruce Hunt to be added to the Board of Directors of ViewPoint as of the Effective Time for terms expiring at the annual meeting of stockholders of ViewPoint in 2012, and 2013, respectively. The officers of ViewPoint immediately prior to the Effective Time, together with Kevin Hanigan, who shall become the Chief Executive Officer of ViewPoint, and such officers of Highlands as the Board of Directors of ViewPoint may determine before the Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, First National Bank of Jacksboro (“FNB”), a national bank and wholly owned first-tier subsidiary of Highlands, shall be merged with and into ViewPoint Bank, a federal savings bank (in the process of converting to a national bank) and wholly owned first-tier subsidiary of ViewPoint (the “Bank Merger”) in accordance with the provisions of applicable federal banking laws and regulations, and ViewPoint Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of FNB and ViewPoint Bank, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. As provided in the Bank Merger Agreement, the Bank Merger shall be abandoned at the election of ViewPoint Bank at any time whether before or after filings are made for regulatory approval of the Bank Merger. ViewPoint Bank shall also have the right to designate an alternative transaction including a purchase and assumption of a portion of the assets and liabilities of FNB; provided such alternate transaction does not result in any adverse tax consequences to the Parties or any of their Subsidiaries. If an alternative transaction is selected, Highlands shall cause FNB, and ViewPoint shall cause ViewPoint Bank, to execute all documents and to take such other necessary and appropriate acts to cause such alternative transaction to be consummated immediately following the Merger, and references in this Agreement to the Bank Merger shall be deemed references to the alternative transaction.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION
2.1 Exchange Agent. Prior to the Effective Time, ViewPoint shall appoint an unrelated bank or trust company reasonably acceptable to Highlands, or ViewPoint’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
2.2 Deposit of Merger Consideration. At or prior to the Effective Time, ViewPoint shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of ViewPoint Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”).
2.3 Delivery of Merger Consideration.
(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Highlands Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).
(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Highlands Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor in respect of the shares of Highlands Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.
(c) No dividends or other distributions with respect to ViewPoint Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ViewPoint Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of ViewPoint Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of ViewPoint Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the ViewPoint Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Highlands Common Stock that is not registered in the stock transfer records of Highlands, the shares of ViewPoint Common Stock and cash in lieu of fractional shares of ViewPoint Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Highlands Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of ViewPoint that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, ViewPoint) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of ViewPoint Common Stock otherwise payable pursuant to this Agreement to any holder of Highlands Common Stock such amounts as the Exchange Agent or ViewPoint, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or ViewPoint, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Highlands Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or ViewPoint, as the case may be.
(e) After the Effective Time, there shall be no transfers on the stock transfer books of Highlands of the shares of Highlands Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Highlands Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.
(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of ViewPoint Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to ViewPoint Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ViewPoint. In lieu of the issuance of any such fractional share, ViewPoint shall pay to each former shareholder of Highlands who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of ViewPoint Common Stock on the Nasdaq Stock Market, Inc. (the “Nasdaq”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Highlands Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of ViewPoint Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Highlands at the expiration of six (6) months after the Effective Time may be paid to ViewPoint. In such event, any former shareholders of Highlands who have not theretofore complied with this Article II shall thereafter look only to ViewPoint with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the ViewPoint Common Stock deliverable in respect of each share of Highlands Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of ViewPoint, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Highlands Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by ViewPoint or the Exchange Agent, the posting by such Person of a bond in such amount as ViewPoint may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HIGHLANDS
Except as Previously Disclosed, Highlands hereby represents and warrants to ViewPoint as follows:
3.1 Organization, Standing and Power.
(a) Each of Highlands and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization of formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 3.7(a)) on Highlands.
(b) Highlands has previously made available to ViewPoint true and complete copies of Highlands’ certificate of formation (the “Highlands Charter”) and bylaws (the “Highlands Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Highlands nor any of its Subsidiaries is in violation of any provision of the Highlands Charter or Highlands Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.
(c) As used in this Agreement, the term “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.
(a) The authorized capital stock of Highlands consists of 11,000,000 shares of Highlands Common Stock (10 million shares of Highlands Voting Common Stock and 1 million shares of Highlands Non-Voting Common Stock) of which, as of the date hereof, 8,307,911 shares of Highlands Voting Common Stock were issued and outstanding, and 1,000,000 shares of no par value preferred stock, none of which are issued and outstanding. As of the date hereof, Highlands held no shares of Highlands Common Stock in its treasury. As of the date hereof, there were 878,791 shares of Highlands Voting Common Stock reserved for issuance under the Highlands Stock Plan and 480,000 shares of Highlands Common Stock reserved for issuance under the Highlands Warrant Agreements. All of the issued and outstanding shares of Highlands Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Highlands may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), Highlands does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Highlands Common Stock, Voting Debt or any other equity securities of Highlands or any securities representing the right to purchase or otherwise receive any shares of Highlands Common Stock, Voting Debt or other equity securities of Highlands. There are no contractual obligations of Highlands or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Highlands or any equity security of Highlands or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Highlands or its Subsidiaries or (ii) pursuant to which Highlands or any of its Subsidiaries is or could be required to register shares of Highlands capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).
(b) Other than 504,312 Highlands Stock Options and 480,000 Highlands Warrants, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a Highlands Stock Option and/or Highlands Warrant, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been previously provided or made available to ViewPoint or its representatives.
(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Highlands are owned by Highlands, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Highlands has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for the ownership of Highlands Subsidiaries, readily marketable securities, securities held-to-maturity in FNB’s investment portfolio and stock in the Federal Home Loan Bank of Dallas (“FHLB”), neither Highlands nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) Highlands does not have a dividend reinvestment plan or any shareholders rights plan.
3.3 Authority; No Violation.
(a) Highlands has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Highlands. As of the date of this Agreement, the Board of Directors of Highlands has determined that this Agreement is advisable and in the best interests of Highlands and its shareholders and has directed that this Agreement be submitted to Highlands’ shareholders for approval and/or adoption at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve and/or adopt this Agreement by the holders of two-thirds of the outstanding shares of Highlands Voting Common Stock at a meeting called therefor (the “Highlands Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Highlands and (assuming due authorization, execution and delivery by ViewPoint) constitutes the valid and binding obligations of Highlands, enforceable against Highlands in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).
(b) Neither the execution and delivery of this Agreement by Highlands or the Bank Merger Agreement by FNB nor the consummation by Highlands of the transactions contemplated in this Agreement or by FNB of the transactions in the Bank Merger Agreement, nor compliance by Highlands or FNB with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the Highlands Shareholder Approval is duly obtained or given, violate any provision of the Highlands Charter or Highlands Bylaws or the organizational documents of FNB or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Highlands, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Highlands or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Highlands or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Highlands or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Office of the Comptroller of the Currency of the U.S. Department of the Treasury (“OCC”), other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) in which a proxy statement relating to the meeting of Highlands’ shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC to cause the Bank Merger to become effective, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ViewPoint Common Stock pursuant to this Agreement and approval of listing of such ViewPoint Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Highlands or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Highlands of this Agreement.
3.5 Reports.
(a) Highlands and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.
(b) Neither Highlands nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Highlands to its shareholders, in connection with annual or special meetings of shareholder or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.
3.6 Financial Statements.
(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Highlands and its Subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Highlands and its Subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, and the unaudited interim consolidated financial statements of Highlands and its Subsidiaries as of the end of each of the three calendar quarters following December 31, 2010 and for the periods then ended (collectively, the “Highlands Financial Statements”) have been previously made available to Viewpoint or its representatives. The Highlands Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Highlands and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of Highlands and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of FNB and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended December 31, 2008, through the Closing Date (the “FNB Call Reports”) have been prepared in all material respects in accordance with regulatory requirements including applicable regulatory accounting principles and practices through periods covered by such reports.
(c) There is no transaction, arrangement or other relationship between Highlands and/or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Highlands Financial Statements.
(d) The records, systems, controls, data and information of Highlands and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Highlands or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Highlands’ (or any Highlands Subsidiary’s) system of internal accounting controls.
(e) Since December 31, 2008, (i) neither Highlands nor, to the knowledge of Highlands, any director, officer, employee, auditor, accountant or representative of Highlands or FNB has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Highlands or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Highlands or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Highlands or any of its Subsidiaries, or other Person, whether or not employed by Highlands or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Highlands or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Highlands or any of its Subsidiaries or any committee thereof or to any director or officer of Highlands or any of its Subsidiaries.
3.7 Absence of Changes.
(a) Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Highlands. As used in this Agreement, the term “Material Adverse Effect” means, with respect to ViewPoint or Highlands, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements, (B) changes in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Highlands and/or its Subsidiaries and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) actions or omissions taken with the prior written consent of the other party or expressly required or permitted by this Agreement, or (I) other matters Previously Disclosed in Section 3.7 of the Disclosure Schedule, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.
(b) Since December 31, 2010 to the date hereof, (i) Highlands and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither Highlands nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of Highlands Stock Options or Warrants), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since September 30, 2011 to the date hereof, neither Highlands nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.
3.8 Compliance with Applicable Law.
(a) Highlands and each of its Subsidiaries are and, at all times since December 31, 2008, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Highlands is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Highlands and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2008 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Highlands’ knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Highlands is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of FNB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Highlands, threatened. For the purposes of this Agreement, use of the phrase “to the knowledge” of Highlands or ViewPoint, as applicable, or reference to the knowledge or awareness of Highlands or ViewPoint, as applicable, means the actual knowledge of, or information that should have been reasonably known by, an executive officer of such party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who should likely have knowledge of such facts, events or circumstances.
(b) Since December 31, 2008, neither Highlands nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Highlands or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Highlands Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Highlands, neither Highlands nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Highlands nor any of its Subsidiaries is party to or subject to any Highlands Regulatory Agreement.
(c) Since December 31, 2008, neither Highlands nor any of its Subsidiaries has been (i) in default or violation of, (ii) under investigation with respect to, or (iii) threatened to be charged with or given notice of any violation of, any law, other than non-material violations that have been discharged or remedied.
(d) Neither Highlands nor any of its Subsidiaries (nor, to the knowledge of Highlands, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
3.9 Material Contracts; Defaults.
(a) Except as Previously Disclosed, neither Highlands nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Highlands Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Highlands or any of its Subsidiaries may conduct its business, (B) that obligates Highlands or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Highlands or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of ViewPoint or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of twenty-five thousand dollars ($25,000) or more, or (y) aggregate payments of one hundred thousand dollars ($100,000) or more, other than contracts that can be terminated by Highlands or a Highlands Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.
(b) Neither Highlands nor any of its Subsidiaries, and, to Highlands’ knowledge, any counterparty or counterparties, is in breach of any Highlands Material Contract.
3.10 State Takeover Laws. The Board of Directors of Highlands has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.
3.11 Highlands Benefit Plans.
(a) With respect to each Highlands Benefit Plan (as defined in Section 6.5), Highlands has provided to ViewPoint a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Highlands Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Highlands Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (or a description of any oral communications) by Highlands and its Subsidiaries to any current or former employee or director of Highlands or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Highlands Benefit Plan; (iv) all material communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Highlands Benefit Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(b) (i) Each Highlands Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other laws; (ii) each Highlands Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of Highlands, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Highlands Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Highlands Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of

ERISA) that could reasonably be expected to result in liability has occurred with respect to any Highlands Benefit Plan, no non-exempt “prohibited transaction “ (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Highlands or any of its Subsidiaries with respect to any Highlands Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any Highlands Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Highlands or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Highlands or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by Highlands that any Highlands Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Highlands or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Highlands Benefit Plan at any time within the twelve months immediately following the date hereof ; (vii) Highlands and its Subsidiaries have not incurred any current or projected liability under any Highlands Benefit Plan (or any other plan or arrangement to which Highlands or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Highlands or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the Highlands Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no Highlands Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Highlands Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each Highlands Benefit Plan have been properly accrued and reflect in the Highlands Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(c) With respect to each of the Highlands Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Highlands Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Highlands Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.
(d) Neither Highlands nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Highlands or ViewPoint, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any Highlands Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Highlands, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”)in respect of any Highlands Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of Highlands, threatened (including, without limitation, any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Highlands Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each Highlands Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code (x) no Highlands Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any Highlands Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of Highlands, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and no condition exists that presents a material risk of any such Lien arising.
(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including, severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Highlands or any of its Subsidiaries from Highlands or any of its Subsidiaries under any Highlands Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Highlands Benefit Plan, (iii) any acceleration of the time of payment or vesting of an such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Highlands or any of its Subsidiaries to (A) amend, merge or terminate any Highlands Benefit Plan or related trust or (B) receive a reversion of assets from any Highlands Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Highlands or any of its Subsidiaries, or (vii) any payments under any of the Highlands Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Highlands nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Highlands Benefit Plan or resulted, or will result, in any limitation on the right of Highlands or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Highlands Benefit Plan or related trust.
(g) Each Highlands Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.
3.12 Approvals. As of the date of this Agreement, Highlands knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Highlands has received the opinion of FBR Capital Markets & Co. to the effect that, as of December 7, 2011, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Highlands Common Stock.
3.14 Highlands Information. The information relating to Highlands and its Subsidiaries that is provided by Highlands or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Highlands and its Subsidiaries and other portions within the control of Highlands and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, pending or, to the knowledge of Highlands, threatened against or affecting Highlands or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Highlands or any of its Subsidiaries in such individual’s capacity as such, other than Actions that individually involve a monetary claim not in excess of twenty-five thousand dollars ($25,000). Neither Highlands nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.
3.16 Labor Matters.
(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Highlands or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Highlands, threat thereof, by or with respect to any employees of Highlands or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption in the previous three years. To the knowledge of Highlands, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Highlands or any of its Subsidiaries. Highlands and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that Highlands or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Highlands or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Highlands, threatened with respect to Highlands or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.
(b) Neither Highlands nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Highlands, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Highlands or any of its Subsidiaries and, to the knowledge of Highlands, no such investigation is in progress.

3.17 Environmental Matters.
(a) (i) Neither Highlands’ conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Highlands or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2008, neither Highlands nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Highlands or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Highlands or any of its Subsidiaries or as a result of any operations or activities of Highlands or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Highlands or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of Highlands, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Highlands or any of its Subsidiaries under any Environmental Law; and (v) neither Highlands, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Highlands’ knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.
(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.
(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.
(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Highlands or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.
(b) Each outstanding loan held by Highlands or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Highlands’ or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.
(c) None of the agreements pursuant to which Highlands or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of Highlands, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).
(e) With respect to the loans held by Highlands or any of its Subsidiaries, Highlands has provided or made available in the online data site established by Highlands in connection with the transactions contemplated hereby (a true and correct copy of the materials in which as of the date of this Agreement will be provided on CD-ROM promptly after the execution of this Agreement) the following: (i) all loans (including loan participants) that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of one million dollars ($1,000,000), all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Highlands, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past one year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Highlands Financial Statements was (and will be for periods ended after September 30, 2011) adequate, as of the dates thereof, under GAAP.
3.19 Intellectual Property.
(a) Highlands and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Highlands nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. To the knowledge of Highlands, none of the Intellectual Property used by Highlands or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending, or to the knowledge of Highlands, threatened, which challenges the rights of Highlands or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.
(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Highlands or any of its Subsidiaries, on the one hand, and any (1) officer or director of Highlands or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Highlands, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of Highlands, on the other hand, except those of a type available to non-affiliates of Highlands generally, and compensation and/or benefit arrangements with officers and directors.
3.21 Derivative Instruments and Transactions.
(a) All Derivative Transactions, whether entered into for Highlands’ own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Highlands or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Highlands nor its Subsidiaries, nor to Highlands’ knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
3.22 Trust Business. Each of Highlands and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
3.23 Taxes.
(a) All income and other material Tax Returns required to have been filed by or with respect to Highlands or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Highlands or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Highlands Financial Statements or will be established in financial statements of Highlands to be provided to ViewPoint after the date hereof pursuant to this Agreement. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Highlands or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Highlands or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Highlands or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Highlands or its Subsidiaries (or any other corporation merged into or consolidated with Highlands or any of its Subsidiaries) have been, in all material respects, properly accrued on the financial books and records of Highlands and its Subsidiaries in accordance with GAAP. None of Highlands or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Highlands and its Subsidiaries).
(b) Highlands and its Subsidiaries have complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. Highlands and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of Highlands, threatened in writing against or with respect to Highlands or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.
(d) Highlands is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(e) Neither Highlands nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.
(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Highlands or any of its Subsidiaries.
(g) To the knowledge of Highlands, neither Highlands nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder as a principal, as a material advisor or otherwise.
(h) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of Highlands or any Highlands Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.
(i) Neither Highlands nor any of its Subsidiaries (A) is or has, since December 31, 2007, been a member of an affiliated group (other than a group the common parent of which is Highlands or a Highlands Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any Person (other than Highlands and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.
(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.
3.24 Community Reinvestment Act Compliance. FNB is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Highlands has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Highlands and each of its Subsidiaries are presently insured for reasonable amounts (and in accordance with all contractual and legal requirements) with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the policies, bonds and other arrangements providing for the foregoing (the “Highlands Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by Highlands or any of its Subsidiaries under any of the Highlands Insurance Policies or to the knowledge of Highlands, by any other party to the Highlands Insurance Policies. Neither Highlands nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Highlands Insurance Policy nor, to the knowledge of Highlands, is the termination of any such policies threatened by the insurer, and there is no material claim for coverage by Highlands or any of its Subsidiaries pending under any of such Highlands Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Highlands Insurance Policies or in respect of which such underwriters have reserved their rights.
3.26 Title. Highlands and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in Highlands Financial Statements and those which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Highlands or any of its Subsidiaries. Any real property and facilities held under lease by Highlands or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by Highlands or any of its Subsidiaries. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.
3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the Highlands Financial Statements and none of the investment securities since acquired by Highlands or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Highlands or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.
3.28 Books and Records. The corporate record books of Highlands and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and shareholders of Highlands and its Subsidiaries.
3.29 Indemnification. To the knowledge of Highlands, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Highlands or any of its Subsidiaries has occurred which would give rise to a material claim by any such individual for indemnification from Highlands or any of its Subsidiaries.
3.30 Broker’s Fees. Neither Highlands nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Commerce Street Capital pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to ViewPoint.

3.31 Representations Not Misleading. No representation or warranty by Highlands in this Agreement, or in any document furnished to ViewPoint or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VIEWPOINT
Except as (i) Previously Disclosed or (ii) disclosed in any ViewPoint SEC Reports or other publicly available document filed with or furnished by ViewPoint to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), ViewPoint hereby represents and warrants to Highlands as follows:
4.1 Organization, Standing and Power.
(a) Each of ViewPoint and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on ViewPoint.
(b) ViewPoint has previously made available to Highlands true and complete copies of ViewPoint’s articles of incorporation (the “ViewPoint Charter”) and bylaws (the “ViewPoint Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither ViewPoint nor any of its Subsidiaries is in violation of any provision of the ViewPoint Charter or ViewPoint Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.
4.2 Capitalization.
(a) The authorized capital stock of ViewPoint consists of 90,000,000 shares of ViewPoint Common Stock of which, as of the date hereof, 33,749,391 shares were issued and outstanding, and 10,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of ViewPoint Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of ViewPoint is issued and outstanding. As of the date hereof, ViewPoint held no shares of ViewPoint Common Stock in its treasury. As of the September 30, 2011, except as disclosed in the ViewPoint SEC Reports, ViewPoint does not have and is not bound by any Rights calling for the purchase or issuance of any shares of ViewPoint Common Stock, Voting Debt of ViewPoint or any other equity securities of ViewPoint or any securities representing the right to purchase or otherwise receive any shares of ViewPoint Common Stock, Voting Debt of ViewPoint or other equity securities of ViewPoint. The shares of ViewPoint Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of ViewPoint are owned by ViewPoint, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of ViewPoint has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c) ViewPoint does not have a dividend reinvestment plan or any stockholders rights plan.
4.3 Authority; No Violation.
(a) ViewPoint has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of ViewPoint has determined that this Agreement is advisable and in the best interests of ViewPoint and its stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ViewPoint and no other corporate action is necessary on the part of ViewPoint. This Agreement has been duly and validly executed and delivered by ViewPoint and (assuming due authorization, execution and delivery by Highlands) constitutes the valid and binding obligation of ViewPoint, enforceable against ViewPoint in accordance with its terms (subject to the Bankruptcy and Equity Exception).
(b) Neither the execution and delivery of this Agreement by ViewPoint or the Bank Merger Agreement by ViewPoint Bank, nor the consummation by ViewPoint of the transactions contemplated in this Agreement or by ViewPoint Bank of the transactions in the Bank Merger Agreement, nor compliance by ViewPoint or ViewPoint Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the ViewPoint Charter or the ViewPoint Bylaws or the organizational documents of ViewPoint Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to ViewPoint, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on ViewPoint, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ViewPoint or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ViewPoint or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the Nasdaq, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ViewPoint Common Stock pursuant to this Agreement and approval of listing of such ViewPoint Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by ViewPoint or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by ViewPoint of this Agreement.
4.5 Reports.
(a) ViewPoint and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 and prior to the date hereof with the Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.
(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by ViewPoint pursuant to the Securities Act or the Exchange Act since December 31, 2008 and prior to the date of this Agreement (the “ViewPoint SEC Reports”) is publicly available. No such ViewPoint SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all ViewPoint SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of ViewPoint has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
4.6 Financial Statements.
(a) The financial statements of ViewPoint and its Subsidiaries included (or incorporated by reference) in the ViewPoint SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of ViewPoint and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of ViewPoint and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of ViewPoint and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There is no transaction, arrangement or other relationship between ViewPoint and/or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the ViewPoint SEC Reports.
(c) The records, systems, controls, data and information of ViewPoint and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ViewPoint or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on ViewPoint’s (or any ViewPoint Subsidiary’s) system of internal accounting controls.
(d) Since December 31, 2008, (i) neither ViewPoint nor, to the knowledge of ViewPoint, any director, officer, employee, auditor, accountant or representative of ViewPoint or ViewPoint Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ViewPoint or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that ViewPoint or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ViewPoint or any of its Subsidiaries, or other Person, whether or not employed by ViewPoint or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by ViewPoint or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of ViewPoint or any of its Subsidiaries or any committee thereof or to any director or officer of ViewPoint or any of its Subsidiaries.
4.7 Absence of Changes.
(a) Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ViewPoint.
(b) Since December 31, 2010 to the date hereof, ViewPoint and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.8 Compliance with Applicable Law.
(a) ViewPoint and each of its Subsidiaries are and, at all times since December 31, 2008, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. ViewPoint and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2008, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to ViewPoint’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. ViewPoint is duly registered with the FRB as a thrift holding company under the Home Owner’s Loan Act of 1933, as amended. The deposit accounts of ViewPoint Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance are pending or, to the knowledge of ViewPoint, threatened.
(b) Since December 31, 2008, neither ViewPoint nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring ViewPoint or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “ViewPoint Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of ViewPoint, neither ViewPoint nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither ViewPoint nor any of its Subsidiaries is party to or subject to any ViewPoint Regulatory Agreement.
(c) Since December 31, 2008, neither ViewPoint nor any of its Subsidiaries has been (i) in default or violation of, (ii) under investigation with respect to, or (iii) threatened to be charged with or given notice of any violation of, any law, other than non-material violations that have been discharged or remedied.
(d) Neither ViewPoint nor any of its Subsidiaries (nor, to the knowledge of ViewPoint, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
4.9 Material Contracts; Defaults. Neither ViewPoint nor any of its Subsidiaries is a party to any agreement or amendment thereto that would be required to be, and has not been, filed as an exhibit to any ViewPoint SEC Report filed by ViewPoint with the SEC as of the date of this Agreement. Neither ViewPoint nor any of its Subsidiaries, and to ViewPoint’s knowledge, any counterparty or counterparties, is in breach of any such agreement or amendment filed with the SEC.

4.10 ViewPoint Benefit Plans.
(a) With respect to each ViewPoint Benefit Plan (as defined below), ViewPoint has provided to Highlands a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the ViewPoint Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such ViewPoint Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of ERISA, (or a description of any oral communications) by ViewPoint and its Subsidiaries to any current or former employee or director of ViewPoint or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a ViewPoint Benefit Plan; (iv) all material communications to or from the IRS or any other Governmental Entity relating to each ViewPoint Benefit Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(b) (i) Each ViewPoint Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other laws; (ii) each ViewPoint Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of ViewPoint, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any ViewPoint Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under EPCRS or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no ViewPoint Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any ViewPoint Benefit Plan, no non-exempt “prohibited transaction “ (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by ViewPoint or any of its Subsidiaries with respect to any ViewPoint Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any ViewPoint Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by ViewPoint or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of ViewPoint or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by ViewPoint that any ViewPoint Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to ViewPoint or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any ViewPoint Benefit Plan at any time within the twelve months immediately following the date hereof ; (vii) ViewPoint and its Subsidiaries have not incurred any current or projected material liability under any ViewPoint Benefit Plan (or any other plan or arrangement to which ViewPoint or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of ViewPoint or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the ViewPoint Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no ViewPoint Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any ViewPoint Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each ViewPoint Benefit Plan have been properly accrued and reflect in the ViewPoint Financial Statements.

(c) With respect to each of the ViewPoint Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such ViewPoint Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such ViewPoint Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.
(d) Neither ViewPoint nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA).
(e) With respect to any ViewPoint Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of ViewPoint, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any ViewPoint Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of ViewPoint, threatened (including, without limitation, any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any ViewPoint Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each ViewPoint Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code (x) no ViewPoint Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any ViewPoint Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of ViewPoint, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and no condition exists that presents a material risk of any such Lien arising.
(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including, severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of ViewPoint or any of its Subsidiaries from ViewPoint or any of its Subsidiaries under any ViewPoint Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any ViewPoint Benefit Plan, (iii) any acceleration of the time of payment or vesting of an such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of ViewPoint or any of its Subsidiaries to (A) amend, merge or terminate any ViewPoint Benefit Plan or related trust or (B)

receive a reversion of assets from any ViewPoint Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of ViewPoint or any of its Subsidiaries, or (vii) any payments under any of the ViewPoint Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither ViewPoint nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any ViewPoint Benefit Plan or resulted, or will result, in any limitation on the right of ViewPoint or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any ViewPoint Benefit Plan or related trust.
(g) Each ViewPoint Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.
(h) For purposes of this Agreement, “ViewPoint Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether form or informal, for the benefit of any employee, former employee, director or former director of ViewPoint or any of its Subsidiaries entered into, maintained or contributed to by ViewPoint or any of its Subsidiaries or to which ViewPoint or any of its Subsidiaries is obligated to contribute, or with respect to which ViewPoint or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of ViewPoint or any of its Subsidiaries or to any beneficiary or dependant thereof.
4.11 Approvals. As of the date of this Agreement, ViewPoint knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
4.12 ViewPoint Information. The information relating to ViewPoint and its Subsidiaries that is provided by ViewPoint or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to ViewPoint and its Subsidiaries and other portions within the reasonable control of ViewPoint and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.13 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of ViewPoint, threatened against or affecting ViewPoint or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of ViewPoint or any of its Subsidiaries in such individual’s capacity as such, other than Actions that individually involve a monetary claim not in excess of one hundred thousand dollars ($100,000). Neither ViewPoint nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

4.14 Labor Matters.
(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of ViewPoint or any of its Subsidiaries. There is no labor dispute, strike, work stoppage, lockout or work related disruption, or, to the knowledge of ViewPoint, threat thereof, by or with respect to any employees of ViewPoint or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of ViewPoint, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of ViewPoint or any of its Subsidiaries. ViewPoint and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that ViewPoint or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel ViewPoint or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of ViewPoint, threatened with respect to ViewPoint or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.
(b) Neither ViewPoint nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of ViewPoint, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to ViewPoint or any of its Subsidiaries and, to the knowledge of ViewPoint, no such investigation is in progress.
4.15 Environmental Matters. (a) Neither ViewPoint’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (b) there has been no release of any Hazardous Substance by ViewPoint or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (c) since December 31, 2008, neither ViewPoint nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that ViewPoint or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (d) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by ViewPoint or any of its Subsidiaries or as a result of any operations or activities of ViewPoint or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to ViewPoint or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of ViewPoint, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to ViewPoint or any of its Subsidiaries under any Environmental Law; and (e) neither ViewPoint, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to ViewPoint’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.
4.16 Loan Matters.
(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of ViewPoint or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.
(b) Each outstanding loan held by ViewPoint or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, ViewPoint’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.
(c) None of the agreements pursuant to which ViewPoint or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of ViewPoint, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).
(e) With respect to the loans held by ViewPoint or any of its Subsidiaries, ViewPoint has Previously Disclosed the following: (i) all loans (including loan participants) that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve months; (iv) with respect to any commercial loans (including any commercial real estate loans) with an outstanding balance in excess of one million dollars ($1,000,000), all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults in all cases as would be material to ViewPoint; and (v) each borrower, customer or other party which has notified it during the past twelve months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of ViewPoint, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim.

4.17 Intellectual Property. ViewPoint and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither ViewPoint nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. To the knowledge of ViewPoint, none of the Intellectual Property used by ViewPoint or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending, or to the knowledge of ViewPoint, threatened, which challenges the rights of ViewPoint or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.
4.18 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between ViewPoint or any of its Subsidiaries, on the one hand, and any (1) officer or director of ViewPoint or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of ViewPoint, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of ViewPoint, on the other hand, except those of a type available to non-affiliates of ViewPoint generally, and compensation and/or benefit arrangements with officers and directors.
4.19 Derivative Instruments and Transactions. All Derivative Transactions, whether entered into for ViewPoint’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (a) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (b) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of ViewPoint or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither ViewPoint nor its Subsidiaries, nor to ViewPoint’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
4.20 Trust Business. Each of ViewPoint and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
4.21 Taxes.
(a) All income and other material Tax Returns required to have been filed by or with respect to ViewPoint or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by ViewPoint or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been (or will be relating to the period after

September 30, 2011) established in financial statements of ViewPoint included in the ViewPoint SEC Reports or in those filed after the date hereof. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against ViewPoint or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of ViewPoint or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which ViewPoint or any of its Subsidiaries may be subject. All Taxes not yet due and payable by ViewPoint or its Subsidiaries (or any other corporation merged into or consolidated with ViewPoint or any of its Subsidiaries) have been, in all material respects, properly accrued on the most recent ViewPoint SEC Reports in accordance with GAAP. None of ViewPoint or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among ViewPoint and its Subsidiaries).
(b) ViewPoint and its Subsidiaries have complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so paid over under applicable laws. ViewPoint and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).
(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of ViewPoint, threatened in writing against or with respect to ViewPoint or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.
(d) ViewPoint is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(e) Neither ViewPoint nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.
(f) To the knowledge of ViewPoint, neither ViewPoint nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder as a principal, as a material advisor or otherwise.
(g) Neither ViewPoint nor any of its Subsidiaries (A) is or has, since December 31, 2007, been a member of an affiliated group (other than a group the common parent of which is ViewPoint or a ViewPoint Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any Person (other than ViewPoint and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
4.22 Community Reinvestment Act Compliance. ViewPoint Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and ViewPoint has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

4.23 Insurance. ViewPoint and each of its Subsidiaries are presently insured, and have been insured for at least the past four years, for reasonable amounts (and in accordance with all contractual and legal requirements) with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the policies, bonds and other arrangements providing for the foregoing (the “ViewPoint Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and the is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by ViewPoint or any of its Subsidiaries under any of the ViewPoint Insurance Policies or to the knowledge of ViewPoint, by any other party to the ViewPoint Insurance Policies. Neither ViewPoint nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any ViewPoint Insurance Policy nor, to the knowledge of ViewPoint, is the termination of any such policies threatened by the insurer, and there is no material claim for coverage by ViewPoint or any of its Subsidiaries pending under any of such ViewPoint Insurance Policies as to which coverage has been denied or disputed by the underwriters of such ViewPoint Insurance Policies or in respect of which such underwriters have reserved their rights.
4.24 Title. ViewPoint and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in ViewPoint financial statements included in the ViewPoint SEC Reports and those which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by ViewPoint or any of its Subsidiaries. Any real property and facilities held under lease by ViewPoint or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by ViewPoint or any of its Subsidiaries. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.
4.25 Books and Records. The corporate record books of ViewPoint and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and stockholders of ViewPoint and its Subsidiaries.
4.26 Broker’s Fees. Neither ViewPoint nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler O’Neill & Partners, L.P. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Highlands.
4.27 Representations Not Misleading. No representation or warranty by ViewPoint in this Agreement, or in any document furnished to Highlands or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Highlands Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of ViewPoint, during the period from the date of this Agreement to the Effective Time, Highlands shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Highlands or ViewPoint or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.
5.2 Highlands Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, or as required by applicable law or a Governmental Entity, Highlands shall not, and shall not permit any of its Subsidiaries, without the prior written consent of ViewPoint (which shall not be unreasonably withheld or delayed with respect to subsections (f), (g), (m), (n) and (r)), to:
(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to Highlands Stock Options and Highlands Warrants outstanding on the date hereof.
(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.
(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Highlands or to another wholly owned Subsidiary of Highlands); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.
(d) Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Highlands or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) annual bonuses for calendar year 2011 as Previously Disclosed, (D) severance in accordance with past practice and (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than fifteen thousand dollars ($15,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.
(e) Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Highlands Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.
(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.
(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving ViewPoint or ViewPoint Bank a first right of refusal to acquire such loan or participation); or sell or acquire any servicing rights.
(j) Governing Documents. Amend its organizational documents (or similar governing documents).
(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, or to the extent permitted by Section 5.2(g), enter into or terminate any Highlands Material Contract or amend or modify in any material respect or renew any existing Highlands Material Contract.
(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Highlands or any of its Subsidiaries under any insurance policy maintained by Highlands or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Highlands and its Subsidiaries, taken as a whole.
(n) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Highlands nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o) Deposit Taking and Other Bank Activities. In the case of FNB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(p) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (AA) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; or (ii) enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk
(q) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate, except for emergency repairs or replacements.
(r) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any unsecured loan or extension of credit in excess of two hundred and fifty thousand dollars ($250,000) or any secured loan or extension of credit in excess of one million dollars ($1,000,000) shall require the prior written approval of the President or Chief Credit Officer of ViewPoint Bank, which approval or rejection shall be given in writing within two (2) business days after the loan package is delivered to such individual.
(s) Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t) Adverse Actions. Taking action that is intended to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(u) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 4.1(r).
(w) Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and twenty-five thousand dollars ($25,000) in the aggregate.
(x) New Lines of Business. Develop, market or implement any new line of business.

(y) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any material Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.
(z) Performance of Obligations. Take any action that is likely to materially impair Highlands’ ability to perform any of its obligations under this Agreement or FNB to perform any of its obligations under the Bank Merger Agreement.
(aa) Commitments. Agree or commit to do any of the foregoing.
5.3 ViewPoint’s conduct of Business prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Highlands, during the period from the date of this Agreement to the Effective Time, ViewPoint shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Highlands or ViewPoint or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.
5.4 ViewPoint Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Highlands during the period from the date of this Agreement to the Effective Time, ViewPoint shall not, and shall not permit any of its Subsidiaries to:
(a) Governing Documents. Amend the ViewPoint Certificate or ViewPoint Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Highlands or any of its Subsidiaries.
(b) Dividends. Declare, or make payments of, any cash dividend or distribution on ViewPoint Common Stock, except for its quarterly dividend, the timing of the declaration and payment of each such quarterly dividend to be consistent with past practice.
(c) Adverse Actions. Take any action that is intended to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(d) Performance Obligations. Take any action that is likely to materially impair ViewPoint’s ability to perform any of its obligations under this Agreement or ViewPoint Bank to perform any of its obligations under the Bank Merger Agreement.
(e) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) As promptly as practicable following the date of this Agreement, ViewPoint, with the assistance and cooperation of Highlands, shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared by Highlands with the assistance of ViewPoint, will be included. Each of ViewPoint and Highlands shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the S-4 or any related matters. Each of Highlands and ViewPoint shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Highlands shall thereafter mail or deliver the Proxy Statement to its shareholders. ViewPoint shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Highlands shall furnish all information concerning Highlands and the holders of Highlands Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Highlands or ViewPoint, or any of their respective affiliates, directors or officers, should be discovered by the Highlands or ViewPoint that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Highland’s shareholders.
(b) In addition to their obligations pursuant to Section 6.1(a), Highlands and ViewPoint shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. ViewPoint and Highlands shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of ViewPoint Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Highlands and ViewPoint, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Subject to the terms and conditions set forth in this Agreement, ViewPoint and Highlands shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Highlands (in the case of ViewPoint) or ViewPoint (in the case of Highlands) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other antitrust laws, an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, ViewPoint shall, and shall cause ViewPoint Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, OCC, and under the HSR Act within thirty (30) days of the date hereof. Highlands and ViewPoint shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Highlands or ViewPoint, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d) Each of ViewPoint and Highlands shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of ViewPoint, Highlands or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e) Each of ViewPoint and Highlands shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(e)) will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Current Information; Attendance at Meetings.
(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Highlands and ViewPoint shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Highlands nor ViewPoint, nor any of their Subsidiaries, shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (ii) relating to Highlands or its board’s, officers’, employees, agents investment bankers, or financial advisers consideration or deliberation of the transactions contemplated hereby or, except as expressly required herein, an Acquisition Proposal. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of part (i) of the preceding sentence apply.
(b) Highlands shall permit, and shall cause its Subsidiaries to permit, ViewPoint and/or an environmental consulting firm selected by ViewPoint, at the sole expense of ViewPoint, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Highlands or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at ViewPoint’s sole expense), ViewPoint shall indemnify Highlands and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Highlands shall, upon the request of ViewPoint, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the parties reasonably agree that it is necessary) with officers of ViewPoint regarding the financial condition, operations and business of Highlands and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Highlands will deliver to ViewPoint all reports filed by it or any of its Subsidiaries with any Government Entity subsequent to the date hereof including all financial and call reports filed with the FRB and the OCC. Highlands will also deliver to ViewPoint as soon as practicable all quarterly and annual financial statements of Highlands and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2011. As soon as practicable after the end of each month, Highlands will deliver to ViewPoint in electronic form (i) the monthly deposit and loan trial balances of FNB, (ii) the monthly analysis of FNB’s investment portfolio, (iii) monthly balance sheet and income statement of Highlands and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii).
(d) Two directors and/or officers of ViewPoint or ViewPoint Bank (but not to exceed two individuals in the aggregate) designated by the Board of Directors of ViewPoint shall be invited and entitled to attend all meetings of the Highlands Board of Directors and the board of directors of FNB (and loan and executive committee meetings); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Government Entity, or (C) discussions relating to matters which are otherwise reasonably deemed by the Highlands Board of Directors to be confidential (together, “Highlands Board Confidential Matters”). Board packages and notices shall be submitted by Highlands and FNB to the Chief Executive Officer of ViewPoint for distribution to ViewPoint’s designated attendees simultaneously with their submission to board members; provided information relating to Highlands Board Confidential Matters may be excluded therefrom.

(e) Two directors and/or officers of Highlands or FNB (but not to exceed two individuals in the aggregate) designated by the Board of Directors of Highlands shall be invited and entitled to attend all meetings of the ViewPoint Board of Directors and the board of directors of ViewPoint Bank (and loan and executive committee meetings); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Government Entity or (C) discussions relating to matters which are otherwise reasonably deemed by the ViewPoint Board of Directors to be confidential (together, “ViewPoint Board Confidential Matters”). Board packages and notices shall be submitted by ViewPoint and ViewPoint Bank to the Chief Executive Officer of Highlands and for distribution to Highlands’ designated attendees with their submission to board members; provided information relating to ViewPoint Board Confidential Matters may be excluded therefrom.
(f) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of July 18, 2011 (the “Confidentiality Agreement”).
(g) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3 Shareholder Meeting. Highlands shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the TBOC and the Highlands Charter and the Highlands Bylaws necessary to (A) call and give notice of a special meeting of the shareholders (the “Highlands Shareholder Meeting”) for the purpose of seeking the Highlands Shareholder Approval within two (2) business days following the date the Form S-4 is declared effective under the Securities Act (the “Highlands Shareholder Meeting Notice Date”) and (B) schedule the Highlands Shareholder Meeting to take place on a date that is within thirty (30) days after the Highlands Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Highlands Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Highlands Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the shareholders of Highlands approve this Agreement (the “Highlands Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Highlands shall not be required to hold the Highlands Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Highlands Shareholder Meeting.
6.4 Nasdaq Listing. ViewPoint shall use its commercially reasonable best efforts to cause the shares of ViewPoint Common Stock to be issued to the holders of Highlands Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.
(a) Following the Effective Time, ViewPoint shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Highlands and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of ViewPoint or its Subsidiaries (other than Highlands and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of ViewPoint or its Subsidiaries; and (ii) until such time as ViewPoint shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of ViewPoint or its Subsidiaries (other than Highlands and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Highlands and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the ViewPoint Benefit Plans may commence at different times with respect to each ViewPoint Benefit Plan).
(b) To the extent that a Covered Employee becomes eligible to participate in a ViewPoint Benefit Plan, ViewPoint shall, except in the case of ViewPoint’s employee stock ownership plan, cause such ViewPoint Benefit Plan to (i) recognize up to, but not in excess of, ten (10) years prior service of such Covered Employee with Highlands or its Subsidiaries (and their predecessor entities) for purposes of eligibility, participation, vesting and, except under any defined benefit pension plan or other plan that determines benefits on an actuarial basis, benefit accrual under such ViewPoint Benefit Plan, to the extent such service (but not to exceed ten (10) years) was recognized immediately prior to the Effective Time under a comparable Highlands Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any ViewPoint Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, ViewPoint or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such ViewPoint or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Highlands Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(c) Prior to the Effective Time, Highlands shall take, and shall cause its Subsidiaries to take, all actions requested by ViewPoint that may be necessary or appropriate to (i) cause one or more Highlands Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Highlands Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Highlands Benefit Plan for such period as may be requested by ViewPoint, or (iv) facilitate the merger of any Highlands Benefit Plan into any employee benefit plan maintained by ViewPoint or a ViewPoint Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to ViewPoint’s reasonable prior review and approval, which shall not be unreasonably withheld.

(d) Nothing in this Section 6.5 shall be construed to limit the right of ViewPoint or any of its Subsidiaries (including, following the Closing Date, Highlands and its Subsidiaries) to amend or terminate any Highlands Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require ViewPoint or any of its Subsidiaries (including, following the Closing Date, Highlands and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.
(e) For purposes of this Agreement, “Highlands Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Highlands or any of its Subsidiaries entered into, maintained or contributed to by Highlands or any of its Subsidiaries or to which Highlands or any of its Subsidiaries is obligated to contribute, or with respect to which Highlands or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Highlands or any of its Subsidiaries or to any beneficiary or dependant thereof.
6.6 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting the rights any Person may have under any agreement, from and after the Effective Time, ViewPoint shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and ViewPoint shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), each present and former director, officer and employee of Highlands and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. All Indemnified Parties collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them, in which case they may retain separate counsel), all such counsel to be reasonably satisfactory to ViewPoint.
(b) Subject to the following sentence, for a period of six years following the Effective Time, ViewPoint will provide, at ViewPoint’s expense, director’s and officer’s liability insurance (with a reputable, creditworthy insurance carrier) that serves to reimburse the present and former officers and directors of Highlands or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Highlands. At the option of ViewPoint, prior to the Effective Time (but after ViewPoint’s conditions under Article VII have been satisfied or waived) and in lieu of the foregoing, ViewPoint may cause Highlands to purchase a tail policy for director’s and officer’s liability insurance on the terms described in the prior sentence.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify ViewPoint; provided that failure so to notify will not affect the obligations of ViewPoint under Section 6.6(a) unless and to the extent that ViewPoint is actually and materially prejudiced as a consequence.
(d) If ViewPoint or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, ViewPoint will cause proper provision to be made so that the successors and assigns of ViewPoint will assume the obligations set forth in this Section 6.6.
6.7 Exemption from Liability Under Section 16(b). The Board of Directors of ViewPoint or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Highlands Insiders of ViewPoint Common Stock or other equity securities of ViewPoint pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term “Highlands Insiders” means those officers and directors of Highlands who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of ViewPoint in conjunction with the Merger.
6.8 No Solicitation.
(a) Highlands agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Highlands Individuals”) not to, and will use its commercially reasonable best efforts to cause Highlands and its Subsidiaries’ agents, advisors and controlled Affiliates, accountants, legal counsel, and financial advisors (the “Highlands Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries business, properties or assets (“Highlands Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Highlands will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than ViewPoint with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b) Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Highlands Shareholder Approval, in the event Highlands receives an unsolicited Acquisition Proposal and the Board of Directors of Highlands determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Highlands may, and may permit its Subsidiaries and the Highlands Individuals and the Highlands Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Highlands than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Highlands Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Highlands determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Highlands shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to ViewPoint, the Highlands Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to ViewPoint the Highlands Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Highlands (including any committee thereof) may, at any time prior to obtaining the Highlands Shareholder Approval, effect a Change in Recommendation in response to (A) a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Highlands determines in good faith (after consultation with counsel) constitutes a Superior Proposal, or (B) an Intervening Event if, in the case of any such Change in Recommendation, the Board of Directors of Highlands shall have determined in good faith, after consultation with counsel, that, in light of such Superior Proposal or Intervening Event, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided, however, that the Board of Directors of Highlands may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given ViewPoint at least two (2) business days, following ViewPoint’s initial receipt of written notice that the Board of Directors of Highlands has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by ViewPoint, the Board of Directors of Highlands determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d) Nothing contained in this Section 6.8 or any other provision of this Agreement shall prohibit Highlands or the Board of Directors of Highlands (either by the full Board of Directors or through a committee thereof) from taking any action or making any disclosure to the Highland Shareholders if the full Board of Directors of Highlands has determined, in good faith, after consultation with counsel, that the failure to take such action or make such disclosure constitutes or would be reasonably likely to constitute a violation of its fiduciary duties under applicable law, provided, however, that in no event shall Highlands or the Board of Directors of Highlands (or any committee thereof) effect, or agree or resolve to effect, a Change in Recommendation except as permitted by Section 6.8(c).
(e) Highlands will promptly (and in any event within two business days) advise ViewPoint in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep ViewPoint apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(f) As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Highlands or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Highlands or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.
“Intervening Event” means an event or circumstance that was not known to the Board of Directors of Highlands at the date hereof (or if known, the material consequences of which were not known to or understood by the Board of Directors of Highlands as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to or understood by the Board of Directors prior to the Highlands Shareholder Approval and which causes the Board of Directors of Highlands to conclude in good faith, after consultation with counsel, that a failure to make a Change in Recommendation constitutes or would be reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) any change in, or event or condition generally affecting, the industry in which Highlands or its Subsidiaries operate.
“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Highlands concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
6.9 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Highlands shall promptly inform ViewPoint in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.10 Correction of Information. Each of Highlands and ViewPoint shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11 Certain Policies. Prior to the Effective Time, to the extent permitted by law, Highlands shall, and shall cause its Significant Subsidiaries to, consistent with GAAP and on a basis reasonably satisfactory to ViewPoint, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied prior to the Effective Time on a basis that is consistent with that of ViewPoint and its Significant Subsidiaries; provided, however, that Highlands shall not be obligated to take any such action pursuant to this Section 6.11 unless and until (a) ViewPoint irrevocably acknowledges to Highlands in writing that all conditions to its obligation to consummate the Merger have been satisfied; (b) ViewPoint irrevocably waives in writing any and all rights that it may have to terminate this Agreement; and (c) the Highlands Shareholder Approval has been obtained.
6.12 System Integration. From and after the date hereof, Highlands shall cause FNB and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause FNB’s data processing consultants and software providers to, cooperate and assist FNB and ViewPoint Bank in connection with an electronic and systematic conversion of all applicable data of FNB to the ViewPoint system, including the training of FNB employees without undue disruption to FNB’s business, during normal business hours and at the expense of ViewPoint (not to include FNB’s standard employee payroll).
6.13 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Highlands shall cause the Chief Executive Officer of FNB to assist and confer with the officers and directors of ViewPoint Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of ViewPoint Bank, as the resulting institution in the Bank Merger.
6.14 Tax Matters.
(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).
(b) ViewPoint and Highlands shall each use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the opinions set forth in Section 7.3(c).
(c) The Chief Financial Officer of each of ViewPoint and Highlands shall execute and deliver to Silver, Freedman & Taff, L.L.P., tax counsel for ViewPoint, and Fulbright & Jaworski L.L.P., tax counsel for Highlands, certificates substantially in the form agreed to by the Parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the Form S-4 is declared effective by the SEC and the Effective Time, in connection with such tax counsel’s respective delivery of its tax opinion pursuant to Section 7.3(c). Each of ViewPoint and Highlands shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.14(c).
(d) ViewPoint and Highlands shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required to be filed on or before the Effective Time. ViewPoint shall pay, without deduction from any amount payable to holders of Highlands Common Stock and without reimbursement from Highlands, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the consummation of the Merger.

ARTICLE VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Highlands and ViewPoint, at or prior to the Closing Date of the following conditions:
(a) Shareholder Approval. The Highlands Shareholder Approval shall have been obtained.
(b) Nasdaq Listing. The shares of ViewPoint Common Stock to be issued in exchange for Highlands Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.
(e) Regulatory Approvals. All Regulatory Approvals the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on ViewPoint or Highlands, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition, or carryover of any condition applicable to Highlands or FNB, that would increase any of the minimum regulatory capital requirements of ViewPoint, as the Surviving Corporation in the Merger, or ViewPoint Bank, as the resulting institution in the Bank Merger; and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of ViewPoint. The obligation of ViewPoint to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by ViewPoint, at or prior to the Closing Date, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Highlands set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)	the representations and warranties in Section 3.2(a) (Capitalization) regarding the number of outstanding shares of Highland Common Stock and 3.2(b) (Capitalization) regarding the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except for inaccuracies involving less than one-hundred (100) shares of Highlands Common Stock;
(B)	the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Highlands Information) and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;
(C)	the representations and warranties in Sections 3.3(a) (Authority) and 3.30 (Broker’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and
(D)	no other representation or warranty of Highlands shall be deemed untrue or incorrect as of the Effective Time as a consequence of either (1) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Highlands or any of its Subsidiaries or (2) Action taken by a Governmental Entity after the date hereof (whether with or without the consent of Highlands or any Highlands Subsidiary), unless such event, circumstance, or Action, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Highlands has had or would reasonably be expected to result in a Material Adverse Effect on Highlands;
provided, further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Highlands Information) and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded; and ViewPoint shall have received a certificate signed on behalf of Highlands by the Chief Executive Officer or the Chief Financial Officer of Highlands to the foregoing effect.
(b) Performance of Obligations of Highlands. Highlands shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and ViewPoint shall have received a certificate signed on behalf of Highlands by the Chief Executive Officer or the Chief Financial Officer of Highlands to such effect.
(c) Highlands Stock Options and Warrants. All outstanding Highlands Stock Options and Highlands Warrants shall be terminated and no longer outstanding (by their own terms or otherwise) as of the Effective Time.

(d) CEO Status. Kevin Hanigan shall not have: (i) died; (ii) become unable to perform in all material respects his obligations under the Hanigan Employment Agreement by reason of any fact or circumstance that, if such fact or circumstance remain in existence, would constitute a “Disability” with the meaning of the Hanigan Employment Agreement; (iii) materially breached his obligations under the Hanigan Employment Agreement in any manner that has not been cured as of the Effective Time; (iv) failed to meet any requirement of applicable law not within the control of ViewPoint to serve as chief executive officer of ViewPoint; or (v) failed to affirm that he would accept the appointment to serve as President and Chief executive Officer of ViewPoint as of the Effective Time other than for “Good Cause” within the meaning of the Hanigan Employment Agreement.
(e) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Highlands Common Stock.
(f) Tangible Net Worth. The consolidated tangible net worth of Highlands as of the last day of the calendar month next preceding the Closing Date, calculated in accordance with GAAP consistent with prior practice, shall not be less than $57 million plus (i) the amount, if any, paid or credited to capital in connection with the exercise of Highlands Stock Options or Highlands Warrants after the date hereof and (ii) the amount, if any, paid (if not charged against net worth) or to be paid by Highlands for the cancellation of Highlands Stock Options.
7.3 Conditions to Obligations of Highlands. The obligation of Highlands to effect the Merger is also subject to the satisfaction or waiver by Highlands at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of ViewPoint set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)	the representations and warranties in Sections 4.7 (Absence of Changes), 4.12 (ViewPoint Information) and 4.27 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)	the representations and warranties in Sections 4.3(a) (Authority) and 4.26 (Broker’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and
(C)	no other representation or warranty of ViewPoint shall be deemed untrue or incorrect as of the Effective Time as a consequence of either (1) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of ViewPoint or any of its Subsidiaries or (2) Action taken by a Governmental Entity after the date hereof (whether with or without the consent of ViewPoint or any ViewPoint Subsidiary), unless such event, circumstance, or Action, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of ViewPoint has had or would reasonably be expected to result in a Material Adverse Effect on ViewPoint;
provided, further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.7 (Absence of Changes), 4.12 (ViewPoint Information) and 4.27 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Highlands shall have received a certificate signed on behalf of ViewPoint by the Chief Executive Officer or the Chief Financial Officer of ViewPoint to the foregoing effect.
(b) Performance of Obligations of ViewPoint. ViewPoint shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Highlands shall have received a certificate signed on behalf of ViewPoint by the Chief Executive Officer or the Chief Financial Officer of ViewPoint to such effect.
(c) Tax Opinion. Highlands shall have received an opinion of Fulbright & Jaworski L.L.P. and a copy of the opinion of Silver, Freedman & Taff, L.L.P. rendered to ViewPoint, each dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Fulbright & Jaworski L.L.P. and Silver, Freedman & Taff, L.L.P. will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of ViewPoint and Highlands as referenced to in Section 6.14(c).
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Highlands Shareholder Approval:
(a) by mutual consent of Highlands and ViewPoint in a written instrument authorized by the Boards of Directors of Highlands and ViewPoint;

(b) by either Highlands or ViewPoint, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such denial is attributable to the failure of such party to perform any covenant in this Agreement required to be performed prior to the Effective Time;
(c) by either Highlands or ViewPoint, if the Merger shall not have been consummated on or before June 30, 2012 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d) by either Highlands or ViewPoint (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Highlands, in the case of a termination by ViewPoint, or ViewPoint, in the case of a termination by Highlands, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e) by ViewPoint if (i) the Board of Directors of Highlands (or any committee thereof) shall have failed to make the Highlands Board Recommendation or made a Change in Recommendation, or (ii) Highlands shall have materially breached any of the provisions set forth in Section 6.8;
(f) by Highlands prior to obtaining the Highlands Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Highlands has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); and
(g) by either Highlands or ViewPoint, if the provisions of Section 8.1(e) are not applicable and the shareholders of Highlands fail to provide the Highlands Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2 Effect of Termination. In the event of termination of this Agreement by either Highlands or ViewPoint as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Highlands, ViewPoint, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Highlands, and all filing and other fees in connection with any filing with the SEC or under the HSR Act relating to the Merger, which shall be borne by ViewPoint, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4 Termination Fee.
(a) If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Highlands shall, immediately following such termination, pay ViewPoint an amount equal to $2,500,000, and (ii) in the case of a termination under Section 8.1(f), Highlands shall, simultaneously with such termination and as a condition thereof, pay ViewPoint an amount equal to $1,250,000 if such termination occurs within thirty (30) days after the date of this Agreement or an amount equal to $2,500,000 if such termination occurs thereafter, in each case in same-day funds (the applicable amount to be paid being the “Termination Fee”).
(b) If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within 270 days of such termination Highlands or any of its Significant Subsidiaries either (A) enters into a definitive agreement with respect to such Acquisition Proposal or (B) consummates such Acquisition Proposal, Highlands shall immediately pay ViewPoint the Termination Fee set forth in Section 8.4(a)(i) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c) The payment of the Termination Fee shall fully discharge Highlands from any and all liability under this Agreement and related to the transactions contemplated herein, and ViewPoint shall not be entitled to any other relief or remedy against Highlands. Notwithstanding the foregoing, ViewPoint may pursue any and all remedies available to it against Highlands on account of a willful and material breach by Highlands of any of the provisions of this Agreement in lieu of accepting a Termination Fee under Section 8.4(a) or 8.4(b).
8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Highlands; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Highlands, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS
9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Dallas time, at the Dallas offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).
9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to ViewPoint, to:

1309 W. 15th Street Suite 400 Plano, Texas 75075 Attention: James McCarley and Mark E. Hord Facsimile: (469) 467-1045

with a copy to:

Silver, Freedman & Taff, L.L.P. 3299 K Street, Suite 100 Washington, D.C. 20007 Attention: Martin L. Meyrowitz, P.C. Facsimile: (202) 337-5502

(b)	if to Highlands, to:

8411 Preston Road, Suite 600 Dallas, TX 75225 Attention: Kevin J. Hanigan Facsimile: (214) 217-7027

with a copy to:

Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, TX 75201 Attention: Head of Corporate, Business & Banking Section Facsimile: (214) 855-8200
9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction; provided that the General Corporation Law or Business Organization Code, including the provisions thereof governing the fiduciary duties of directors of states of incorporation of the Parties, respectively, shall govern as applicable. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Texas. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Publicity. Neither Highlands nor ViewPoint shall, and neither Highlands nor ViewPoint shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of ViewPoint, in the case of a proposed announcement or statement by Highlands, or Highlands, in the case of a proposed announcement or statement by ViewPoint; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.
9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11 Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of Highlands, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

IN WITNESS WHEREOF, ViewPoint and Highlands have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VIEWPOINT FINANCIAL GROUP, INC.
By:	/s/ James B. McCarley
	Name:	James B. McCarley
	Title:	Chairman of the Board

HIGHLANDS BANCSHARES, INC.
By:	/s/ Kevin J. Hanigan
	Name:	Kevin J. Hanigan
	Title:	CEO

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